Exhibit 99.1

Interpace Diagnostics Reports Second Quarter 2019 Financial Results and Provides Business Update

Second Quarter Revenue Grew 14% Over the Prior Year and 19% Year to Date Over the Prior Year

Acquired Growing BioPharma Services Business

Net Revenue Guidance Increased

Conference Call and Webcast Tuesday August 13, 2019 at 8:30 am ET

Parsippany, NJ, August 13, 2019 - Interpace Diagnostics Group, Inc. (“Interpace” or the “Company”) (NASDAQ: IDXG) today announced financial results for the second quarter and six months ended June 30, 2019 and reviewed recent business progress.

For the second quarter of 2019 Net Revenue was $6.3 million, an increase of 14% over the second quarter of 2018, and year to date Net Revenues were $12.3 million, a 19% increase year to date over the prior year. In July 2019, Interpace acquired the assets of the BioPharma Services Business of Cancer Genetics with the funding and support of Ampersand Capital Partners (“Ampersand”).

“Our second quarter and year to date revenue is on track in accordance with our plans”, said Jack Stover, President & CEO of Interpace. “We are excited about the successful acquisition of the BioPharma Services business and the partnership we have developed with Ampersand Capital Partners. The remainder of the year will be focused on recognizing synergies and integrating our businesses to further accelerate growth and diversification as a biopharma and clinical business,” concluded Mr. Stover.

SECOND QUARTER 2019 FINANCIAL PERFORMANCE

For the Second Quarter of 2019 as Compared to the Second Quarter of 2018

●	Net Revenue was $6.3 million, an increase of 14%;
●	Gross Profit was 52%, a decrease compared to 59% primarily due to the timing of laboratory supply purchases in the prior year, one-time upgrade and integration costs for lab equipment and increased lab personnel headcount in anticipation of further unit growth; Gross Profit year to date increased over 2018;
●	Sales & marketing expenses increased $0.9 million to $3.0 million to also support our expected growth in the second half of the year;
●

G&A expenses were $2.8 million as compared to $1.7 million, an increase related principally to certain non-cash charges including bad debt expense from the ASC 606 conversion and  the reversal of a contingent claim in the prior year;

●	Acquisition-related costs were $1.3 million in the current quarter with no such costs in the prior year;
●	Loss from Continuing Operations was $(5.3) million as compared to $(1.9) million;
●	Net Loss per basic and diluted share was $(0.14) versus $(0.07);
●	Adjusted EBITDA was $(3.4) million as compared to $(0.6) million; and
●	Net cash used in operations for the quarter was $(4.8) million as compared to $(2.5) million due principally to the incremental costs related to our BioPharma acquisition, building resources in our diagnostic business to further accelerate growth in the second half of the year and timing of collections due to transition to a new billing and collections contractor.

For the Six Months Ended June 30, 2019 as Compared to the Six Months Ended June 30, 2018

●	Net Revenue increased to $12.3 million, a 19% improvement;
●	Gross Profit improved to 54% from 53%;
●	Sales & marketing expenses increased $1.3 million or 31% to rebuild our Key Opinion Leader (KOL) programs and to support anticipated growth for the remainder of the year;
●	G&A expenses were $5.3 million as compared to $3.9 million, an increase due principally to certain non-cash charges including bad debt expense from the ASC 606 conversion and the reversal of a contingent claim in the prior year;
●	Acquisition-related costs were $1.7 million with no such costs in the comparable period for the prior year;
●	Loss from Continuing Operations was $(8.6) million as compared to $(5.0) million;
●	Net Loss per Share was $(0.24) as compared to $(0.18);
●	Adjusted EBITDA was $(5.2) million as compared to $(2.3) million;
●	Net cash used in operations was $(7.8) million as compared to $(5.0) million due principally to the costs related to the BioPharma acquisition, building to further accelerate growth in the second half of the year and collections timing due to transition to a new billing and collections contractor; and
●	Cash and cash equivalents were $4.2 million as of June 30, 2019.

With the completion of our transition to a new billing and revenue service provider in 2019, the completion of the Biopharma asset acquisition in early Q-3 2019 and the expansion of our borrowing ability under our line of credit to support our accounts receivable growth, $13 million of proceeds anticipated under the second tranche, our cash collections with our new billing and collections contractor we are confident that we will have sufficient cash available for the foreseeable future. We will be advising later in the year as to our estimated timing of achieving cash flow and/or adjusted EBITDA breakeven.

Adjusted EBITDA (in the attached schedule), which we believe is a meaningful supplemental disclosure that may be indicative of how management and our Board of Directors evaluate Company performance, is defined as income or loss from continuing operations, plus depreciation and amortization, non-cash stock based compensation, interest and taxes, and other non-cash expenses including asset impairment costs, loss on extinguishment of debt, goodwill impairment and change in fair value of contingent consideration and our warrant liability.

RECENT BUSINESS HIGHLIGHTS

Acquisition of Biopharma Services Business

On July 15, 2019 we acquired the assets and certain liabilities constituting the Biopharma Services business of Cancer Genetics, Inc. for approximately $23.5 million subject to certain adjustments. The acquisition was funded primarily by means of an investment in Interpace by Ampersand Capital Partners, one of the leading private equity firms in the diagnostic/biopharma sector, who agreed to invest $27 million in Interpace in two tranches of newly issued convertible preferred stock, a portion of which is subject to approval by Interpace’s shareholders. We believe the acquisition will help stabilize and secure our future with diversified laboratory services and a strong biopharma customer base. In 2018 the Biopharma Business reported net revenues of approximately $15 million.

Reimbursement Expansion Announced

●	Reimbursement expansion for our thyroid business with Independence Blue Cross in Pennsylvania;
●	Entered into an agreement with SelectHealth to provide our thyroid tests to members in Utah and Idaho;
●	Expansion for our thyroid business with Blue Shield of California; and
●	Expansion for our thyroid business with Blue Cross Blue Shield of Michigan.

Clinical Validation Announcements

●	Awarded an oral presentation at the World Congress on Thyroid Cancer 2019 annual meeting in Rome, Italy, where data from 8,113 patients was presented, describing the favorable incremental utility of using ThyGeNEXT®;
●	Data was presented at the 2019 annual Digestive Disease Week® meeting in San Diego, California, supporting BarreGEN®’s ability to identify high or low risk of future progression to esophageal adenocarcinoma;
●	Multiple abstracts describing results from over 16,000 patients who underwent molecular testing using ThyGenX®/ThyGeNEXT® and ThyraMIR® testing were accepted for presentation at the 2019 annual American Thyroid Association® meeting; and
●	Enrolled multiple sites and accrued specimens for large scale ThyGeNEXT® and ThyraMIR® clinical validation study.

Commercial & Regulatory Progress

●	Launched new, more comprehensive PancraGEN® report format providing additional detail for improved results, interpretation and optimal patient management decisions;
●	Became a member of the American College of Medical Quality, a group of Medical Directors that conducts technology assessment for medical devices and laboratory tests; and
●	Added nine new commercial team members, including sales representatives and account managers to focus on collections.

Pipeline and Development Advancements

●	Held first BarreGEN® Key Opinion Leader (KOL) advisory board meeting with eleven nationally-known gastroenterologists;
●	Expanded our Clinical Evaluation Process (CEP) for BarreGEN® exploring potential research partnerships to expedite the further validation and potential commercial launch of this test; and
●	Continued collaborative pilot efforts with potential commercial partners to leverage synergy in Barrett’s Esophagus diagnostic and prognostic testing;

●	Engaged Dr. Vinay Chandrasekhara, MD, from Mayo Clinical Rochester Minnesota, to chair the PancraGEN® KOL advisory board; and
●	Entered into collaboration with Helomics to leverage ThyGeNEXT® and ThyraMIR® molecular markers with artificial intelligence (AI).

UPDATED NET REVENUE GUIDANCE

Interpace is increasing its 2019 annual Net Revenue guidance to a range of $33 million to $36 million from its previous guidance of $27 million to $28 million, a 22%-33% increase over prior guidance. With the ongoing integration of the BioPharma Business recently acquired, Interpace expects to provide, later this year, 2020 Net Revenue guidance as well as guidance as to when we expect to achieve operating cash flow and/or adjusted EBITDA breakeven.

CONFERENCE CALL INFORMATION

Interpace will hold a conference call and Webcast on Tuesday, August 13, 2019, at 8:30 am ET to discuss financial and operational results for the second quarter ended June 30, 2019. Details are as follow:

Date and Time: Tuesday, August 13, 2019 at 8:30 am ET

Dial-in Number (Domestic): (877) 407-0312

Dial-in Number (International): +1 (201) 389-0899

Confirmation Number: 13690534

Webcast Access: https://webcasts.eqs.com/interpacedia20190513/en

The webcast replay will be available on the Company’s website approximately two hours following completion of the call and archived on the Company’s website for 90 days.

About Interpace Diagnostics, Group, Inc.

Interpace is a leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Interpace’s Diagnostic Business is a fully integrated commercial and bioinformatics business unit that provides clinically useful molecular diagnostic tests, bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has four commercialized molecular tests and one test in a clinical evaluation process (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; ThyraMIR® for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay; and RespriDX® that differentiates lung cancer of primary vs. metastatic origin. In addition, BarreGEN® for Barrett’s Esophagus, is currently in a clinical evaluation program whereby we gather information from physicians using BarreGEN® to assist us in positioning the product for full launch, partnering and potentially supporting reimbursement with payers.

Interpace’s Biopharma Business is a market leader in providing pharmacogenomics testing, genotyping, and biorepository services to the pharmaceutical and biotech industries. The Biopharma Business also advances personalized medicine by partnering with pharmaceutical, academic, and technology leaders to effectively integrate pharmacogenomics into their drug development and clinical trial programs with the goals of delivering safer, more effective drugs to market more quickly, and improving patient care.

For more information, please visit Interpace’s website at www.interpacediagnostics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statement. Known and unknown risks, uncertainties and other factors include, but are not limited to, the Company’s history of losses, the Company’s ability to adequately finance its business, the market’s acceptance of its tests, the Company’s ability to retain or secure reimbursement, its ability to maintain its NASDAQ listing, its ability to successfully integrate the BioPharma Business, its ability to realize the potential benefits of the BioPharma Business acquisition, including future revenues, and the fact that there is no assurance that the Company will be able to obtain shareholder approval of a portion of Ampersand’s investment or that Ampersand will make the second tranche investment. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACTS:

Investor Relations

Joseph Green, Edison Group

jgreen@edisongroup.com

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, Interpace has provided certain non-GAAP financial measures to help evaluate the results of its performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the Company’s ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, non-cash stock based compensation, interest and taxes, and other non-cash expenses including asset impairment costs, bad debt expense, loss on extinguishment of debt, goodwill impairment and change in fair value of contingent consideration and our warrant liability. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

INTERPACE DIAGNOSTICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenue, net	$6,270	$5,501	$12,280	$10,310
Cost of revenue	3,031	2,247	5,654	4,827
Gross Profit	3,239	3,254	6,626	5,483

Sales and marketing	2,959	2,095	5,369	4,086
Research and development	647	518	1,175	1,019
General and administrative	2,788	1,726	5,299	3,897
Acquisition related expense	1,295	-	1,696	-
Acquisition related amortization expense	813	813	1,626	1,626
Total operating expenses	8,502	5,152	15,165	10,628

Operating loss	(5,263)	(1,898)	(8,539)	(5,145)
Accretion expense	(91)	-	(220)	-
Other income (expense), net	74	33	123	144
Loss from continuing operations before tax	(5,280)	(1,865)	(8,636)	(5,001)
Provision for income taxes	5	8	10	14
Loss from continuing operations	(5,285)	(1,873)	(8,646)	(5,015)
Income (loss) from discontinued operations, net of tax	65	(44)	7	(95)

Net loss	$(5,220)	$(1,917)	$(8,639)	$(5,110)

Basic and diluted (loss) income per share of common stock:
From continuing operations	$(0.14)	$(0.07)	$(0.24)	$(0.18)
From discontinued operations	0.00	(0.00)	0.00	(0.00)
Net (loss) income per diluted share of common stock	$(0.14)	$(0.07)	$(0.24)	$(0.18)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	38,130	27,933	36,647	27,894
Diluted	38,130	27,933	36,647	27,894

Selected Balance Sheet Data (Unaudited)

($ in thousands)

	June 30, 2019	December 31, 2018
Cash and cash equivalents	$4,210	$6,068

Total current assets	19,153	17,721
Total current liabilities	10,966	8,492

Total assets	50,332	48,442
Total liabilities	19,503	15,504
Total stockholders equity	30,829	32,938

Selected Cash Flow Data (Unaudited)

($ in thousands)

	For the Six Months Ended
	June 30,
	2019	2018
Net loss	$(8,639)	$(5,110)

Net cash used in operations	$(7,785)	$(5,027)
Net cash used in investing activities	(35)	(79)
Net cash provided by (used in) financing activities	5,962	(9)
Change in cash and cash equivalents	(1,858)	(5,115)
Cash and equivalents, Beginning	6,068	15,199
Cash and equivalents, Ending	$4,210	$10,084

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Loss from continuing operations	$(5,285)	$(1,873)	$(8,646)	$(5,015)
Depreciation and amortization	876	856	1,749	1,710
Stock-based compensation	452	442	990	1,040
Bad debt expense	499	-	499	-
Taxes	5	8	10	14
Accretion expense	91	-	220	1
Mark to market on warrant liability	(42)	4	(45)	(66)
Adjusted EBITDA	$(3,404)	$(563)	$(5,223)	$(2,316)